NOTICE OF ANNUAL GENERAL MEETING
Notice is hereby given that the annual general meeting of Harmony Gold Mining Company Limited (the “Company”) will be held on Thursday, 23 November 2017 at 11:00 (SA time) at the Hilton Hotel, 138 Rivonia Road, Sandton, Johannesburg, South Africa (see map on page 38), to conduct the business set out below and to consider, and adopt, if deemed fit, with or without modification, the ordinary and special resolutions set out in this notice.
In terms of section 59(1)(a) and (b) of the Companies Act 71 of 2008, as amended (the “Act”), the board of directors of the Company (the “Board”) has set the record date for the purpose of determining which shareholders of the Company are entitled to:
(i)receive the notice of the annual general meeting (being the date on which a shareholder must be registered in the Company’s securities register to receive the notice of the annual general meeting) as Friday, 20 October 2017; and
(ii)participate in and vote at the annual general meeting (being the date on which a shareholder must be registered in the Company’s securities register to participate in and vote at the annual general meeting) as Friday, 17 November 2017.
PRESENTATION OF ANNUAL FINANCIAL STATEMENTS
The audited consolidated Company annual financial statements, incorporating the reports of the auditors, the audit and risk committee, and the directors for the year ended 30 June 2017 will be presented to the shareholders of the Company as required in terms of section 30(3)(d) of the Act, read with section 61(8)(a) of the Act.
Summarised consolidated financial statements are included in this document on pages 4 to 28.
The complete audited consolidated Company annual financial statements are available on Harmony’s website at www.har.co.za/17/download/HAR-FR17.pdf.
PRESENTATION OF GROUP SOCIAL AND ETHICS COMMITTEE REPORT
In accordance with regulation 43(5)(c) of the Act, the social and ethics committee’s report in the FY17 integrated annual report (www.har.co.za) will be presented to shareholders at the annual general meeting.
RESOLUTIONS FOR CONSIDERATION AND ADOPTION
1.Ordinary Resolution Number 1:
Appointment of director
“RESOLVED THAT Peter Steenkamp be and is hereby elected as a director of the Company with immediate effect.” (See Peter Steenkamp’s resumé below).
Peter Steenkamp was appointed chief executive officer and executive director from 1 January 2016. He has some 38 years’ experience in the mining industry, including his last position as Senior Vice President: Mining of Sasol Mining Proprietary Limited, and executive positions at Harmony (from 2003 to 2007), at African Rainbow Minerals (ARM) and Pamodzi Gold.
He is a member and past president of the Association of Mine Managers of South Africa, and a member of the Southern African Institute of Mining and Metallurgy and the South African Colliery Managers’ Association.
The percentage of voting rights required for ordinary resolution number 1 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 1.
2.Ordinary Resolution Number 2:
Re-election of director
“RESOLVED THAT Mavuso Msimang, who retires by rotation at this annual general meeting in accordance with the Company’s memorandum of incorporation, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Mavuso Msimang’s resumé below).
Mavuso was appointed to the board on 26 March 2011. He has 28 years’ experience in management at executive level, and was involved in the successful transformation and restructuring of various state-owned entities over a period of 16 years until 2010. Mavuso held several senior positions in public sector organisations, including South African Tourism, South African National Parks and the State IT Agency (SITA), where he successively served as chief executive officer. He retired from the civil service in 2010 following a three-year stint as Director- General at the Department of Home Affairs. He has also worked for international development agencies such as the World University Service of Canada and CARE International in Ethiopia and Kenya. He also held senior management positions with the United Nations Children’s Fund and the World Food Programme. Mavuso currently serves on various civic society, environmental management and private sector boards. He is also chairman of Corruption Watch and is an outspoken critic of public sector corruption and maladministration.
The percentage of voting rights required for ordinary resolution number 2 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 2.
3.Ordinary Resolution Number 3:
Re-election of director

“RESOLVED THAT John Wetton, who retires by rotation at this annual general meeting in accordance with the Company’s memorandum of incorporation, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See John Wetton’s resumé below).
John Wetton was appointed to the board on 1 July 2011. He was with Ernst & Young from 1967 to 2010, mainly in corporate audit, but for his final 10 years he played a business development role across Africa. He led Ernst & Young’s mining group for a number of years and acted as senior partner for some of the firm’s major mining and construction clients. He was a member of Ernst & Young’s executive management committee and was, until retirement, a member of the Ernst & Young Africa governance board.
The percentage of voting rights required for ordinary resolution number 3 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 3.
4.Ordinary Resolution Number 4:
Re-election of director
“RESOLVED THAT Ken Dicks, who retires by rotation at this annual general meeting in accordance with the Company’s memorandum of incorporation, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Ken Dicks’s resumé below).
Ken was appointed to the board on 13 February 2008. He has a mining engineering background with 39 years’ experience in the formal mining industry. He worked for the gold and uranium division of Anglo American plc and its precursor for 37 years in various senior positions.
The percentage of voting rights required for ordinary resolution number 4 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 4.
5.Ordinary Resolution Number 5:
Re-election of director
“RESOLVED THAT Simo Lushaba, who retires by rotation at this annual general meeting in accordance with the Company’s memorandum of incorporation, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Simo Lushaba’s resumé below).
Simo Lushaba joined the board on 18 October 2002. He was previously a general manager at Spoornet (Rail and Terminal Services division), was vice president of Lonmin Plc and chief executive of Rand Water. He is a non-executive director on the board of Cashbuild Limited and facilitates programmes on corporate governance for the Institute of Directors (South Africa), of which he is a member. He was also appointed as an administrator of the South African Post Office to stabilise the organisation and develop a strategic turnaround plan following the resignation of its board. He later became chairman of the board of directors of the South African Post Office, a position he held until December 2016. Previously, he was also chairman of the boards of Spescom Limited, Pikitup (Johannesburg), and a director of the Trans-Caledon Tunnel Authority, the Water Research Commission and Rand Water.
The percentage of voting rights required for ordinary resolution number 5 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 5.

6.	Ordinary Resolution Number 6:
Re-election of audit and risk committee member
“RESOLVED THAT John Wetton, subject to the passing of ordinary resolution number 3 being approved by the Shareholders of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee with immediate effect to hold office until the next annual general meeting.” (See John Wetton’s resumé under ordinary resolution number 3).
The percentage of voting rights required for ordinary resolution number 6 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 6.
7.Ordinary Resolution Number 7:
Re-election of audit and risk committee member
“RESOLVED THAT Fikile De Buck, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee with immediate effect to hold office until the next annual general meeting.” (See Fikile De Buck’s resumé below).
Fikile De Buck was appointed to the board on 30 March 2006. A chartered certified accountant, she was only the second person to obtain this qualification in Botswana. She was awarded the Stuart Crystal Prize for Best Accounting Student at Birmingham Polytechnic (UK), now Birmingham University, being the first black overseas student to be awarded this prize.
Fikile is a fellow of the Association of Chartered Certified Accountants United Kingdom. From 2000 to 2008, she worked in various capacities, including as chief financial officer and chief operations officer, at the Council for Medical Schemes in South

Africa. Prior to that, she worked in various capacities at the Botswana Development Corporation and was its first treasurer. She also served on various boards representing the corporation’s interests, and was the founding chairman of the Credit Guarantee Insurance Corporation of Africa Limited.
She has 24 years’ experience in financial reporting at executive level. Fikile is a director of D&D Company Proprietary Limited, a non-executive director and chairman of the audit committee and a member of various other committees of Atlatsa Resources Corporation. She was included in the coffee table book, “South Africa’s Most Inspirational Women” (2011). Fikile mentors a number of young people, mostly women. She is also a member of Women in Mining South Africa.
The percentage of voting rights required for ordinary resolution number 7 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 7.
8.Ordinary Resolution Number 8:
Re-election of audit and risk committee member
“RESOLVED THAT Simo Lushaba, subject to the passing of ordinary resolution number 5 being approved by shareholders of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee, with immediate effect, to hold office until the next annual general meeting.” (See Simo Lushaba’s resumé under ordinary resolution number 5).
The percentage of voting rights required for ordinary resolution number 8 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 8.
9.Ordinary Resolution Number 9:
Re-election of audit and risk committee member
“RESOLVED THAT Modise Motloba, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee with immediate effect to hold office until the next annual general meeting.” (See Modise Motloba’s resumé below).
Modise Motloba was appointed to the board on 30 July 2004. He is the founder and chief executive officer of Quartile Capital Proprietary Limited, a black-owned, managed and controlled niche financial services and investment group with expertise in corporate finance, consulting, treasury services, investments and wealth. He has more than 25 years’ working experience in the financial sector both in South Africa and the United States and also has operational expertise in treasury services, corporate finance and fund and wealth management. Modise has been active in various broad-based black economic empowerment initiatives through financial literacy, wealth creation and social development programmes for key stakeholders. He has advised on several black economic empowerment transactions, most notably for MTN and Multichoice. In addition, he is an adviser to the National Empowerment Fund and the founder and chairman of Phuthanang Youth Trust. His extensive experience in board leadership spans more than 13 years, at both listed and non- listed companies in major sectors and areas such as banking (investment banking and development finance institutions), fund management, insurance, mining, business strategy, governance, transformation, banking regulation, non-banking regulation, business leadership and business organisations leadership.
The percentage of voting rights required for ordinary resolution number 9 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 9.
10.Ordinary Resolution Number 10:
Re-election of audit and risk committee member
“RESOLVED THAT Karabo Nondumo, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee with immediate effect to hold office until the next annual general meeting.” (See Karabo Nondumo’s resumé).
Karabo Nondumo was appointed to the board on 3 May 2013. She is an executive director of the KM Group of companies, providers of integrated information and communications technology solutions to enterprises, as well as of products and services to the mining, engineering and manufacturing industries. She has held various roles at Vodacom Group Limited including that of executive head of Vodacom business as well as of Vodacom’s mergers and acquisitions. She was inaugural chief executive officer of AWCA Investment Holdings Limited and former head of global markets operations at Rand Refinery Proprietary Limited. She was an associate and executive assistant to the former executive chairman at Shanduka Group. She was seconded to Shanduka Coal, where she was a shareholder representative, and also served on various boards representing Shanduka’s interests. She is a qualified chartered accountant, a member of the South African Institute of Chartered Accountants and of African Women Chartered Accountants. She is an independent non-executive director of Sanlam Limited, Merafe Resources Limited, Richards Bay Coal Terminal Proprietary Limited and MTN Group Limited’s operating companies in South Sudan. She is on the advisory board of Senatla Capital.
The percentage of voting rights required for ordinary resolution number 10 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 10.
11.Ordinary Resolution Number 11:

Reappointment of external auditors
“RESOLVED THAT PricewaterhouseCoopers Incorporated be and is hereby reappointed as the external auditor of the Company to hold office from this annual general meeting until conclusion of the next annual general meeting.”
The percentage of voting rights required for ordinary resolution number 11 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 11.
12.Ordinary Resolution Number 12:
Approval of remuneration policy
“RESOLVED, as a non-binding advisory vote in accordance with the recommendations of King IV, that the remuneration policy of the Company, as set out in the integrated annual report (www.har.co.za/17/download/HAR-IR17.pdf), be and is hereby approved.”
As this matter is non-binding, no minimum voting threshold is needed. However, if at least 25% (twenty five percent) of the voting rights exercised on ordinary resolution number 12 is against such resolution, the Board will commit to implementing the measures set out in the remuneration policy read with King IV.
13.Ordinary Resolution Number 13:
Approval of the implementation report
“RESOLVED, as a non-binding advisory vote in accordance with the recommendations of King IV, that the implementation report of the Company, as set out in the integrated annual report (available at www.har.co.za/17/download/HAR-IR17.pdf), be and is hereby approved.”
As this matter is non-binding, no minimum voting threshold is needed. However, if at least 25% (twenty five percent) of the voting rights exercised on ordinary resolution number 13 is against such resolution, the Board will commit to implementing the measures set out in the implementation report read with King IV.
14.Ordinary Resolution Number 14:
Placing control of the authorised but unissued Company shares in the hands of the Board
“RESOLVED THAT, subject to compliance with the provisions of the Act and the JSE Listings Requirements and in terms of article 6.12 of the Company’s memorandum of incorporation, the Board be and is hereby authorised, on such terms and conditions and for such purposes as the Board may in their sole discretion deem fit, to allot and issue, or grant options over, the authorised but unissued shares (or securities) in the share capital of the Company representing not more than 15% (fifteen percent) of the number of shares in the issued share capital of the Company as at the date of this notice of annual general meeting, such authority to remain in force until the next annual general meeting; provided that any issue of (or the granting of options over) authorised but unissued shares (or securities) in the share capital of the Company shall equivalently reduce the amount of authorised but unissued shares (securities) in the share capital of the Company which the Board may issue (or grant options over) under this authority.”
The percentage of voting rights required for ordinary resolution number 14 to be adopted: more than 50% (fifty percent) of the voting rights exercised in favour of the resolution by shareholders present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 14.
15.Ordinary Resolution Number 15:
General authority to issue shares for cash
“RESOLVED THAT the directors of the Company be and are hereby authorised as a general authority to issue the authorised but unissued shares in the capital of the Company (including the grant or issue of options or convertible securities that are convertible into an existing class of equity securities) for cash on such terms and conditions as the directors of the Company may, from time to time at their sole discretion, deem fit subject to the Act and the JSE Listings Requirements, provided that:

(a)
the equity securities which are the subject of the issue for cash must be of a class already in issue, or where this is not the case, must be limited to such securities or rights that are convertible into a class already in issue;

(b)	the equity securities must be issued to public shareholders, as defined in the JSE Listings Requirements, and not to related parties;

(c)
securities which are the subject of general issues for cash in the aggregate may not exceed 5% (five percent) of the Company’s shares in issue as at the date of this notice of the annual general meeting, excluding treasury shares – the number of shares available for the issue of shares for cash will therefore be limited to 22 029 224 (twenty two million twenty nine thousand two hundred and twenty four) shares;

(d)
this authority shall be valid until the Company’s next annual general meeting or for 15 (fifteen) months from the date on which this resolution is passed, whichever period is shorter, subject to the requirements of the JSE and any other restrictions set out in this authority;

(e)
the calculation of the Company’s listed equity securities must be a factual assessment of the Company’s listed equity securities as at the date of this notice of annual general meeting, excluding treasury shares;

(f)	any equity securities issued for cash during the period contemplated in (d) shall be deducted from the number set out in (c);

(g)
in the event of sub-division or consolidation of issued equity securities during the period contemplated in (d), the existing authority will be adjusted accordingly to represent the same allocation ratio;

(h)
the maximum discount at which equity securities may be issued is 10% (ten percent) of the weighted average traded price of such equity securities measured over the 30 (thirty) business days prior to the date that the price of the issue is agreed between the Company and the party subscribing for the securities – the JSE will be consulted for a ruling if the Company’s securities have not traded in such 30 (thirty) business day period; and

(i)
equity securities (of any class) which are the subject of the issue for cash in terms of this general authority, will be aggregated with any securities that are compulsorily convertible into securities of that class, and, in the case of the issue of compulsory convertible securities, aggregated with the securities of that class into which they are convertible.”

In terms of the JSE Listings Requirements, the passing of ordinary resolution number 15 requires the approval of at least a 75% (seventy five percent) majority of the votes cast by shareholders of the Company present at the annual general meeting or represented by proxy at this annual general meeting, and entitled to exercise voting rights on ordinary resolution number 15.
16.Special Resolution Number 1:
Authorisation of Financial Assistance in terms of section 45 of the Act
“RESOLVED THAT in terms of section 45(3)(a)(ii) of the Act, the Company be and is hereby approved to provide, at any time during the period of 2 (two) years from the date of passing this special resolution, any direct or indirect financial assistance, as contemplated in section 45 of the Act, to any one or more related or inter-related company or corporation of the Company and/or to any one or more juristic persons who are members of any such related or inter-related company or corporation and/or to any one or more juristic persons related to any such company, corporation or member, provided that:

(a)
the identity of the recipient of such financial assistance, the form, nature and extent of such financial assistance and the terms and conditions under which such financial assistance is to be provided, are determined by the Board from time to time;

(b)
the Board may not authorise the Company to provide any financial assistance pursuant to this special resolution unless the Board fulfils all the requirements of section 45 of the Act, which it is required to fulfil in order to authorise the Company to provide such financial assistance; and

(c)
such financial assistance to a recipient is, in the opinion of the Board, required for the purpose of (i) meeting all or any of such recipient’s operating expenses (including capital expenditure), and/or (ii) funding the growth, expansion, reorganisation or restructuring of the businesses or operations of such recipient, and/or (iii) funding such recipient for any other purpose which, in the opinion of the Board, is directly or indirectly in the interests of the Company.”

The percentage of voting rights required for special resolution number 1 to be adopted: at least 75% (seventy five percent) of the voting rights exercised in favour of the resolution by shareholders present at the annual general meeting or represented by proxy and entitled to exercise voting rights on special resolution number 1.
Notice is hereby given to shareholders of the Company in terms of section 45(5) of the Act of a resolution adopted by the Board, authorising the Company to provide such direct or indirect financial assistance as specified in special resolution number 1 on the basis that:

(a)
by the time that the notice of the annual general meeting is delivered to shareholders of the Company, the Board will have adopted a resolution (“Section 45 Board Resolution”) authorising the Company to provide, subject to the shareholders approving special resolution 1, at any time and from time to time during the period of 2 (two) years commencing on the date on which special resolution number 1 is adopted, any direct or indirect financial assistance as contemplated in section 45 of the Companies Act to any one or more related or inter-related companies or corporations of the Company and/or to any one or more juristic persons who are members of, or are related to, any such related or inter-related company or corporation and/ or to any one or more juristic persons related or inter-related to any such company, corporation or member;

(b)
the Section 45 Board Resolution will be effective only if and to the extent that special resolution number 1 is adopted by the shareholders of the Company, and the provision of any such direct or indirect financial assistance by the Company, pursuant to such resolution, will always be subject to the Board being satisfied that (i) immediately after providing such financial assistance, the Company will satisfy the solvency and liquidity test as referred to in section 45(3)(b)(i) of the Act, and that (ii) the terms under which such financial assistance is to be given are fair and reasonable to the Company as referred to in section 45(3)(b)(ii); and

(c)
in as much as the Section 45 Board Resolution contemplates that such financial assistance will in the aggregate exceed 1/10 (one tenth) of 1% (one percent) of the Company’s net worth at the date of adoption of such resolution, the Company hereby provides notice of the Section 45 Board Resolution to shareholders of the Company. Such notice will also be provided to any trade union representing any employees of the Company.

17.Special Resolution Number 2:

Pre-approval of non-executive directors’ remuneration “RESOLVED, as a special resolution in terms of section 66(8), read with section 66(9) of the Act, that the Company be and is hereby authorised to pay the following annual remuneration to its non- executive directors for their services as non-executive directors for a period of 2 (two) years from the date of this annual general meeting or until the non-executive directors’ remuneration is amended by way of special resolution of the shareholders of the Company, whichever comes first:
Directors’ remuneration

	Board					Committee
	Annual retainer				Attendance fee*	Audi		Social and ethics		Remuneration		Nomination/Investment		Technical
R000	Chairman	Deputy chair	LID***	Member	Member	Chairman Member		Chairman Member		Chairman Member		Chairman Member		Chairman Member
Current	985	439	333	224	18	246	124	196	100	196	100	196	100	196	100
Proposed	1,045	466	353	238	19	261	132	208	106	208	106	208	106	208	106

*     Only payable per board meeting attended
**    Lead independent director
Ad hoc fees: R15 900 per ad hoc meeting/attendance to company business per day.
The directors’ remuneration set out above excludes value added tax which the Company is authorised to pay, in addition to the above directors’ remuneration, to those non-executive directors who are obliged to charge value added tax on their directors’ remuneration.

The percentage of voting rights required for special resolution number 2 to be adopted: at least 75% (seventy five percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on special resolution number 2.
18.Special Resolution Number 3:
Approval of non-executive directors’ remuneration “RESOLVED, as a special resolution in terms of section 66(8), read with section 66(9) of the Act, that the Company be and is hereby authorised to pay once-off remuneration to its non-executive directors of an amount equal to any value added tax paid by any of its non-executive directors on his/her directors’ remuneration paid by the Company since 1 June 2017 to date of the passing of this special resolution.”
The percentage of voting rights required for special resolution number 3 to be adopted: at least 75% (seventy five percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on special resolution number 3.
ELECTRONIC PARTICIPATION
Should any shareholder of the Company wish to participate in the annual general meeting by way of electronic participation (which includes a teleconference call), that shareholder is obliged to apply in writing (including details on how the shareholder or its representative can be contacted) to the transfer secretaries at the address set out below at least 5 (five) business days prior to the annual general meeting. Shareholders who wish to participate in the annual general meeting by dialling in must note that they will not be able to vote electronically. Should such shareholders of the Company wish to have their votes counted at the annual general meeting, they are welcome to cast their votes via representation at the annual general meeting either by proxy or by letter of representation, as provided for in this notice of the annual general meeting. The costs of accessing any means of electronic participation provided by the Company will be borne by the shareholder of the Company. The Company cannot be held liable for any loss, damage, penalty or claim arising in any way from using the telecommunication facility whether or not as a result of any act or omission on the part of the Company or anyone else.
IDENTIFICATION, PROXIES AND VOTING
Shareholders are reminded that:

•
a shareholder eligible to attend and vote at the annual general meeting is entitled to appoint a proxy (or proxies) to attend, participate in and vote at the annual general meeting in place of the shareholder – shareholders are referred to the proxy form attached to this notice in this regard;

•	a proxy need not also be a shareholder of the Company;

•
in terms of section 63(1) of the Act, any person attending or participating in a meeting of shareholders must present reasonably satisfactory identification and the person presiding at the general meeting must be reasonably satisfied that the right of any person to participate in and vote (whether as shareholder or as proxy for a shareholder) has been reasonably verified – acceptable forms of verification include a green bar-coded or smart card identification document issued by the South African Department of Home Affairs, a South African driver’s licence or a valid passport; and

•	this notice of meeting includes the attached form of proxy.
All beneficial owners whose shares have been dematerialised through a central securities depository participant or broker, other than with “own name” registration, must provide the central securities depository participant or broker with their voting instructions in terms of their custody agreement should they wish to vote at the annual general meeting. Alternatively, they may request the central securities depository participant or broker to provide them with a letter of representation, in terms of their custody agreements, should they wish to attend the annual general meeting.
Unless you advise your central securities depository participant or broker, in terms of your agreement, by the cut-off time stipulated therein, that you wish to attend the annual general meeting or send a proxy to represent you, your central securities depository participant or broker may assume that you do not wish to attend the annual general meeting or send a proxy.
Forms of proxy (enclosed) must be dated and signed by the shareholder of the Company appointing a proxy and, for the sake of good order, are urged (but not required) to be submitted to the offices of the transfer secretaries, Link Market Services South Africa Proprietary Limited by no later than 11:00 (SA time) on 21 November 2017.
In compliance with section 58(8)(b)(i) of the Act, a summary of the rights of a shareholder to be represented by proxy is set out immediately below:

•
Anordinaryshareholderentitledtoattendandvoteattheannual general meeting may appoint any individual (or individuals) as a proxy or proxies to attend, participate in and vote at the annual general meeting in the place of such shareholder. A proxy need not be a shareholder of the Company.

•
A proxy appointment must be in writing, dated and signed by the shareholder of the Company appointing a proxy and, subject to the rights of a shareholder to revoke such appointment (as set out below), remains valid only until the end of the annual general meeting.

•	A proxy may delegate its authority to act on behalf of a shareholder of the Company to another person, subject to any restrictions set out in the instrument appointing the proxy.

•
Irrespective of the form of instrument used to appoint a proxy, the appointment of a proxy is suspended at any time and to the extent that the shareholder of the Company who appointed such proxy chooses to act directly and in person in exercising any rights as a shareholder of the Company.

•
Unless the proxy appointment expressly provides otherwise, the appointment of a proxy is revocable by the shareholder of the Company in question cancelling it in writing, or making a later inconsistent appointment of a proxy, and delivering a copy of the revocation instrument to the proxy and to the Company. The revocation of a proxy appointment constitutes a complete and final cancellation of the proxy’s authority to act on behalf of the shareholder of the Company as of the later of (a) the date stated in the revocation instrument, if any; and (b) the date on which the revocation instrument is delivered to the Company as required in the first sentence of this paragraph.

•
If the instrument appointing the proxy or proxies has been delivered to the Company, as long as that appointment remains in effect, any notice required by the Act or the Company’s memorandum of incorporation to be delivered by the Company to the shareholder of the Company, must be delivered by the Company to (a) the shareholder of the Company, or (b) the proxy or proxies, if the shareholder of the Company has (i) directed the Company to do so in writing; and (ii) paid any reasonable fee charged by the Company for doing so.

•	Attention is also drawn to the notes to the form of proxy.

•	Completing a form of proxy does not preclude any shareholder of the Company from attending the annual general meeting.
By order of the Board

Harmony Gold Mining Company Limited R Bisschoff
Company secretary
Randfontein

26 October 2017
ANNUAL GENERAL MEETING EXPLANATORY NOTES
Presentation of annual financial statements
At the annual general meeting, the directors must present the annual financial statements for the year ended 30 June 2017 to shareholders as required in terms of section 30(3)(d) of the Act, together with the reports of the directors, audit and risk committee and the auditors. These are included in the integrated annual report.
Presentation of group social and ethics committee report
At the annual general meeting, the social and ethics committee must report, through one of its members, on matters within its mandate as required in terms of Regulation 43(5)(c) of the Act.
Ordinary resolution 1: Appointment of a director
In accordance with the JSE listings requirements, the Company’s memorandum of incorporation, section 68(1) read with section 70(3)(b)(i) of the Act, Peter Steenkamp’s election as a director of the Company must be confirmed at this annual general meeting of the Company by a new election. See his resumé on pages 30 of this report.
Ordinary resolutions 2 to 5: Re-election of directors In accordance with the Company’s memorandum of incorporation, one third of directors are required to retire at each annual general meeting and may offer themselves for re-election.
The following directors are eligible and available for re-election:
•Mavuso Msimang
•John Wetton
•Ken Dicks
•Simo Lushaba
See their resumés on pages 30 to 31 of this report.
Ordinary resolutions 6 to 10: Election of audit and risk committee
In terms of section 94(2) of the Act, a public company must, at each annual general meeting, elect an audit committee comprising at least 3 (three) members who are directors and who meet the criteria of section 94(4) of the Act. Regulation 42 to the Act specifies that one third of the members of the audit committee must have appropriate academic qualifications or experience in the areas as listed in the regulation.
The Board is satisfied that the proposed members of the audit and risk committee meet all relevant requirements.
Ordinary resolution 11: Re-appointment of external auditors
PricewaterhouseCoopers Incorporated has indicated its willingness to continue in office and ordinary resolution 11 proposes the reappointment of that firm as the Company’s auditors. Section 90(3) of the Act requires the designated auditor to meet the criteria as set out in section 90(2) of the Act.
The Board is satisfied that both PricewaterhouseCoopers Incorporated and the designated audit partner meet all relevant requirements.

Ordinary resolution 12: Remuneration policy
The King Report on Corporate Governance for South Africa 2016 (King IV) recommends that the remuneration policy of the Company be submitted to shareholders for consideration and for an advisory, non-binding vote to give shareholders an opportunity to indicate their support for or opposition to the material provisions of the remuneration policy.
Ordinary resolution 13: Implementation report
King IV recommends that the implementation report of the Company be submitted to shareholders for consideration and for an advisory, non-binding vote to give shareholders an opportunity to indicate their support for or opposition to the material provisions of the implementation of the remuneration policy.
Ordinary resolution 14: Placing authorised but unissued Company shares under the control of the Board
In terms of article 6.12 of the Company’s memorandum of incorporation, the shareholders of the Company may authorise the Board to issue shares (and/or grant options to subscribe for shares) in the share capital of the Company as the Board in their discretion think fit, subject to exercising their discretion in compliance with the JSE Listings Requirements.
The Board considers it advantageous to obtain this authority to provide the Company with flexibility to take advantage of any business opportunity that may arise in the future, at all times exercising their discretion in compliance with the JSE Listings Requirement and the Act.
Ordinary resolution number 15: General authority to issue shares for cash
Ordinary resolution number 15 seeks to give the directors authority to issue the Company’s listed securities for cash as permitted by the Act, the Company’s memorandum of incorporation and the JSE Listings Requirements.
If ordinary resolution number 14 is passed, then this ordinary resolution number 15 is not in addition to (but rather forms a subset of) ordinary resolution number 14, in that if the Board issues any authorised but unissued securities for cash under this ordinary resolution number 15, then such issuance shall equivalently reduce the amount of authorised but unissued shares (securities) which the Board may issue (or grant options over) in terms of ordinary resolution number 14.
The Board confirms that there is no specific intention to use this authority as at the date of this notice of annual general meeting, but considers it advantageous to have the flexibility to take advantage of any business opportunity that may arise in future.
Special resolution 1: Authorisation of financial assistance
In terms of section 45 of the Act, the Company may provide loans and other financial assistance to subsidiaries and other related companies or corporations in its group. Shareholders are required to pass special resolution number 1 in order to approve the Company’s provision of such financial assistance to them, subject to the board meeting the solvency and liquidity test and subject further to the financial assistance falling within the category of assistance mentioned in sub- paragraph (c) of special resolution number 1 above.
Special resolution 2: Pre-approval of non-executive directors’ remuneration
In terms of section 66(8) read with section 66(9) of the Act, companies may pay remuneration to directors for their services as directors unless otherwise provided by the memorandum of incorporation and on approval of shareholders by way of a special resolution. Executive directors are not specifically remunerated for their services as directors but as employees of the Company and, as such, the resolution, as included in this notice, requests approval only for the remuneration paid to non-executive directors for their service as directors of the Company. The proposed fees are recommended for approval for a period of 2 (two) years from the date of this annual general meeting or until such time as the non-executive directors’ remuneration is amended by way of special resolution of shareholders, whichever comes first.
Special resolution 3: Approval of non-executive directors’ remuneration
This special resolution is to clarify the retrospective position of qualifying non-executive directors in respect of their liability for value added tax on board fees paid. Pursuant to a binding ruling of the South African Revenue Service dated 10 February 2017, with effect from 1 June 2017, a non-executive director, who earns in excess of R1 000 000 (one million rand) in non-executive director’s fees from all appointments in any 12 (twelve) month consecutive period, is required to register for and charge value added tax on such fees, subject to certain exceptions.
The board fees previously approved are deemed to be inclusive of value added tax and qualifying non-executive directors who became eligible for value added tax after the approval of the board fees were required to pay value added tax from the approved amounts. This has the effect of placing qualifying non-executive directors in a worse-off position than their non-qualifying peers. Accordingly, this special resolution seeks approval for the Company to pay once-off additional remuneration equivalent to any value added tax paid by qualifying non-executive directors since 1 June 2017 to the date of the passing of this special resolution.
General
Shareholders and proxies attending the annual general meeting are reminded that section 63(1) of the Act requires that reasonably satisfactory identification be presented for such shareholder or proxy to be allowed to attend or participate in the meeting.

DIRECTIONS TO ANNUAL GENERAL MEETING

HILTON SANDTON

GPS Coordinates
-26.101516
28.059487

Annual General Meeting venue: Hilton Sandton
138 Rivonia Road • Sandton • 2146 Tel: +27 (0) 11 322 1888
DIRECTIONS
From OR Tambo International
•Take the R24 JOHANNESBURG highway
•Take the NI2/N3 NORTH highway
•Take the MARLBORO ROAD turn off
•At the traffic light, turn left and carry on until you see a “Shell” petrol/gas station on your left
•Turn right into SOUTH ROAD and carry on this road until you reach a T-junction (which will bring you to RIVONIA ROAD)
•Turn left into RIVONIA ROAD
•You will pass the Southern Sun Grayston Hotel on your left, followed by an apartment block
•HILTON SANDTON is directly after these two buildings, also on your left
From Pretoria
•Take the N1 to Johannesburg, then the M1
•Take the GRAYSTON offramp, turn right into GRAYSTON DRIVE
•Turn left into RIVONIA ROAD (McDonalds on your right)
•You will pass the Southern Sun Grayston Hotel on your left, followed by an apartment block
•HILTON SANDTON is directly after these two buildings, also on your left

FORM OF PROXY
To be completed by certificated shareholders and dematerialised shareholders with ‘own name’ registration only

HARMONY GOLD MINING COMPANY LIMITED
Incorporated in the Republic of South Africa Registration number: 1950/038232/06 (Harmony or Company)
JSE share code: HAR NYSE share code: HMY ISIN code: ZAE 000015228

For completion by registered members of Harmony who are unable to attend the annual general meeting of the Company to be held at the Hilton Hotel, 138 Rivonia Road, Sandton, Johannesburg, South Africa (see map on inside back cover), on Thursday, 23 November 2017 at 11:00 (SA time) or at any adjournment thereof.

I/We (please print names in full)
of (address)
being the holder/s of	shares in the Company, do hereby appoint:
1	or, failing him/her
2	or, failing him/her
The chairman of the annual general meeting, as my/our proxy to attend, speak and, on a poll or ballot, vote on my/our behalf at this annual general meeting of members or at any adjournment, and to vote or abstain from voting as follows on the ordinary and special resolutions to be proposed at such meeting:

ORDINARY RESOLUTIONS	FOR	AGAINST	ABSTAIN
1. Ordinary Resolution 1: To appoint Peter Steenkamp as a director
2. Ordinary Resolution 2: To re-elect Mavuso Msimang as a director
3. Ordinary Resolution 3: To re-elect John Wetton as a director
4. Ordinary Resolution 4: To re-elect Ken Dicks as a director
5. Ordinary Resolution 5: To re-elect Simo Lushaba as a director
6. Ordinary Resolution 6: To re-elect John Wetton as a member of the audit and risk committee
7. Ordinary Resolution 7: To re-elect Fikile De Buck as a member of the audit and risk committee
8. Ordinary Resolution 8: To re-elect Simo Lushaba as a member of the audit and risk committee
9. Ordinary Resolution 9: To re-elect Modise Motloba as a member of the audit and risk committee
10. Ordinary Resolution 10: To re-elect Karabo Nondumo as a member of the audit and risk committee
11. Ordinary Resolution 11: To reappoint the external auditors
12. Ordinary Resolution 12: To approve the remuneration policy
13. Ordinary Resolution 13: To approve the implementation report
14. Ordinary Resolution 14: Placing authorised but unissued Company shares under the control of the Board
15. Ordinary Resolution 15: General authority to issue shares for cash
SPECIAL RESOLUTIONS
16. Special Resolution 1: Authorisation of financial assistance
17. Special Resolution 2: To pre-approve non-executive directors’ remuneration
18. Special Resolution 3: To approve once-off remuneration to non-executive directors

Please indicate with an ‘X’ in the appropriate spaces above how you wish your vote to be cast. If no indication is given, the proxy may vote or abstain as he/she sees fit.

Signed at	this	day of	2017
Signature
Assisted by me, where applicable (name and signature)
Completed forms of proxy must be lodged with Link Market Services South Africa Proprietary Limited by no later than 11:00 on
Tuesday, 21 November 2017.
Please read the notes and instructions on the reverse side.

NOTES TO THE PROXY

1.A form of proxy is only to be completed by those ordinary shareholders who are:
•    registered holders of ordinary shares in certificated form; or
•    holders of dematerialised shares of the Company in their own name.

2.
If you have already dematerialised your ordinary shares through a central securities depository participant (CSDP) or broker and wish to attend the annual general meeting, you must request your CSDP or broker to provide you with a letter of representation or instruct your CSDP or broker to vote by proxy on your behalf in terms of the agreement entered into between yourself and your CSDP or broker.

3.
A member may insert the name of a proxy or the names of two alternative proxies of the member’s choice in the space provided. The person whose name stands first on the form of proxy and who is present at the annual general meeting of shareholders will be entitled to act to the exclusion of those whose names follow.

4.
On a show of hands, a member of the Company present in person or by proxy will have one (1) vote irrespective of the number of shares he/she holds or represents, provided that a proxy will, irrespective of the number of members he/she represents, have only one (1) vote. On a poll, a member who is present or represented by proxy will be entitled to that proportion of the total votes in the Company which the aggregate amount of the nominal value of the shares held by him/her bears to the aggregate amount of the nominal value of all the shares issued by the Company.

5.
A member’s instructions to the proxy must be indicated by inserting the relevant numbers of votes exercisable by the member in the appropriate box. Failure to comply will be deemed to authorise the proxy to vote or to abstain from voting at the annual general meeting as he/she deems fit in respect of all the member’s votes exercisable. A member or the proxy is not obliged to use all the votes exercisable by the member or by the proxy, but the total of votes cast and in respect of which abstention is recorded may not exceed the total of votes exercisable by the member or by the proxy.

6.
Forms of proxy (enclosed) must be dated and signed by the shareholder appointing a proxy and, for the sake of good order, are urged (but not required) to be submitted to the offices of the transfer secretaries, Link Market Services South Africa Proprietary Limited, 13th Floor, Rennie House, 19 Ameshoff Street, Braamfontein, Johannesburg, 2001 (PO Box 4844, Johannesburg, 2000, fax number:+2 7 86 674 2450, email: meetfax@linkmarketservices.co.za) by no later than 11:00 (SA time) on Tuesday, 21 November 2017.

7.
Completing and lodging this form of proxy will not preclude the relevant member from attending the annual general meeting and speaking and voting in person to the exclusion of any proxy appointed in terms hereof.

8.
Documentary evidence establishing the authority of a person signing this form of proxy in a representative capacity or other legal capacity must be attached to this form of proxy, unless previously recorded by the transfer secretaries or waived by the chairman of the annual general meeting.

9.	The completion of blank spaces overleaf need not be initialled. Any alteration or correction made to this form of proxy must be initialled by the signatory/ies.

10.	Despite the aforegoing, the chairman of the annual general meeting may waive any formalities that would otherwise be a prerequisite for a valid proxy.

11.
If any shares are jointly held, all joint members must sign this form of proxy. If more than one of those members is present at the annual general meeting either in person or by proxy, the person whose name appears first in the register will be entitled to vote.